Exhibit 10.27

LORILLARD, INC.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

INTRODUCTION

The purpose of the Lorillard, Inc. Senior Executive Severance Pay Plan (the “Plan”) is to provide severance benefits to eligible senior executive employees of Lorillard, Inc. and its subsidiaries and affiliates (together, “the Company”), in each case, selected for participation in the Plan by the Compensation Committee (as defined below) who is listed on Exhibit A hereto, and whose employment is involuntarily terminated under the circumstances described below (each, a “Participant”). This Plan was originally effective as of May 1, 2006, and was amended effective November 1, 2007 and further amended effective May 20, 2009, and is further amended and restated effective February 19, 2014 (the “Effective Date”). The rights of any Participant are determined under the Plan provisions in effect as of the date of the Participant’s Termination of employment with the Company.

I.	DEFINITIONS

For purposes of the Plan, the following terms are defined as follows:

1.1. “Annual Incentive Plan” means the Lorillard Management Incentive Plan, the Lorillard Executive Incentive Plan or any successors thereto.

1.2. “Base Salary” means the total amount of annual base salary payable to a Participant on the Participant’s Separation Date (or, if higher, the annual base salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason). Base Salary shall not include any other compensation, including, but not limited to, bonuses (including holiday bonuses), sales commissions, reimbursements or expense allowances, overtime, shift differentials, premium pay, one-time payments, contest awards, stock options or other equity awards, any other similar payments or any other compensation payable in a form other than cash.

1.3. “Board of Directors” means the Lorillard, Inc. Board of Directors.

1.4. “Cause” means (i) Participant’s malfeasance in office or other similar violation of a Participant’s duties and responsibilities to the Company, (ii) Participant’s violation of express instructions or any specific Company policy, which materially affects the business of the Company; (iii) Participant’s commission of any unlawful act which, in the reasonable judgment of the Compensation Committee, harms the reputation of the Company or otherwise causes significant injury to the Company. For purposes of clarity, all references herein to the Company shall include references to any successor to the Company, and a Termination without “Cause” does not include any Termination that occurs as a result of Participant’s death, Disability.

1.5. “Change in Control” means the definition of “Change in Control” or similar term as defined in a Participant’s Change in Control Severance Agreement.

1.6. “Change In Control Severance Agreement” means any agreement the Participant has entered into with the Company providing for severance or similar benefits to the Participant in connection with a Change in Control.

1.7. “Compensation Committee” means the Compensation Committee of the Board of Directors.

1.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations and guidance issued thereunder. References to any section of the Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.

1.9. “Disability” means that a Participant is either: (i) entitled to long-term disability benefits under the Company’s long-term disability benefit plan, or (ii) determined to be totally and permanently disabled by the Social Security Administration.

1.10. “General Release” means a full and complete general waiver and release of all claims that a Participant may have against the Company or persons affiliated with the Company (which release will not apply to Participant’s claims for benefits pursuant to this Plan) in the form provided by the Company, which shall provide for the restrictive covenants in language identical or substantially similar to the following:

(a)	Confidentiality. Participant agrees not to disclose to any person not employed by the Company, any confidential information of the Company obtained by Participant while in the employ of the Company, including, without limitation, information relating to any of the Company’s and affiliates’ (within the meaning of Rule 501 of the Securities Act of 1933) (the “Affiliated Entities”), inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision will not preclude Participant from the use or disclosure of information generally known or available in the marketplace through no fault of Participant or from disclosure required by law or court order or to enforce Participant’s rights in any litigation, mediation or arbitration involving this Agreement or any other agreement between Participant or among Participant and the Company or its Affiliated Entities, or to perform Participant’s duties to the Company. Participant’s obligations hereunder will be in addition to, and not in limitation of, any obligations or duties imposed upon Participant by law.

(b)

Non-Competition Covenant. Participant agrees that at all times during the one-year period following the Separation Date, Participant will not, directly or indirectly, (i) be employed by, engaged as a consultant, director or advisor for or provide any services or assistance in any capacity to any company or other entity, firm or organization that researches, develops, manufactures, provides, sells or markets products or services that compete or will compete with the products and/or services manufactured, marketed, sold or being researched or developed by the Company or its Affiliated Entities as of the Separation Date (a “Competitor”) or (ii) organize, establish or operate as a Competitor.

(c)	Non-Solicitation of Customers. Participant acknowledges and agrees that during the one-year period following the Separation Date (the “Non-Solicitation Period”), Participant will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any customer, client, supplier, licensee or other business relation (in each case, whether former, current or prospective) of the Company or any of its Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, client, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Entity, on the other hand.

(d)	Non-Solicitation/No Hire of Employees. Participant acknowledges and agrees that, without the Company’s written consent, during the Non-Solicitation Period Participant will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any individual who is, on the Separation Date (or was, during the six-month period prior to the Separation Date), employed by or providing services to the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or services, or to become employed by or become a consultant to any other individual, entity, firm or organization other than the Company or the Affiliated Entities. In addition, during the Non-Solicitation Period, Participant will not, without the Company’s written consent, directly or with knowledge indirectly, hire any person who is or who was, within the six-month period preceding such activity, an employee of the Company or its Affiliated Entities; provided, however, that Participant will be deemed to have knowledge with respect to the hiring of any such individual at the level of vice president or above.

(e)

Enforcement; Remedies. Participant understands that the foregoing provisions may limit Participant’s ability to earn a livelihood in a business similar to the business of the Company, but Participant nevertheless agrees that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to Participant. Participant further agrees that the Company would be irreparably harmed by any actual or threatened breach of the foregoing covenants and that, in addition to any other remedies at law including money damages, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Participant from any actual or threatened breach of this letter in any court which may have competent jurisdiction over the matter in dispute. With respect to any provision of the foregoing covenants finally determined by a court of competent jurisdiction to be unenforceable, Participant hereby agrees that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law.

If any of the foregoing covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

1.11. “Good Reason” means Participant’s resignation due to the occurrence of any of the following conditions which occurs without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Participant’s base compensation (other than as part of an across-the-board salary reduction applicable to all similarly situated employees); (ii) a material reduction of Participant’s duties, authority, responsibilities or reporting relationship, relative to Participant’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires Participant to relocate to a facility or location more than twenty-five (25) miles away from the location at which Participant was working immediately prior to the required relocation and such relocation increases Participant’s one way commute by thirty (30) minutes or more during normal commuting hours and under typical traffic conditions. In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

1.12. “Plan Administrator” means the Senior Vice President of Human Resources or any delegate thereof. The Plan Administrator may delegate to any one or more of the Company’s employees any responsibility it may have under the Plan.

1.13. “Severance Amount” means an amount equal to two (2) times a Participant’s Base Salary.

1.14. “Separation Date” means the date of a Participant’s Termination of employment, as designated by the Company.

1.15. “Termination” and its variants means a termination of employment with the Company that constitutes a “separation from service” under Treasury Regulation Section 1.409A-2(h). A Participant shall not have experienced a Termination if the Participant:

(a)	accepts employment with another company in connection with the sale, lease, exchange, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company;

(b)	is offered employment with another company in connection with the sale, lease, exchange, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company, provided that the employment offer includes a base salary, target annual incentive and/or retention bonus and active medical benefits that are no less than the base salary, target annual incentive and active medical benefits provided by the Company at the time the offered employment is to become effective;

(c)	remains employed by an affiliate or subsidiary of Lorillard, Inc. that is sold, or whose shares are distributed to Lorillard, Inc.’s stockholders in a spin-off or similar transaction; or

(d)	terminates employment with the Company which termination is followed by immediate or continued employment by Lorillard, Inc. or an affiliate or subsidiary of Lorillard, Inc.

II.	ELIGIBILITY FOR BENEFITS

2.1. An employee of the Company will be eligible for the severance benefits under the Plan set forth in Sections 3.1, 3.2, 3.3 and 3.4 if selected by the Compensation Committee (in its sole discretion) as a Participant listed on Exhibit A and if:

(a)	Participant experiences a Termination of employment with the Company (i) by the Company without Cause or (ii) by Participant for Good Reason and, in all cases, such Termination does not entitle the Participant to receive severance or similar benefits under a Change in Control Severance Agreement;

(b)	Participant has returned any financial advances from the Company and all Company property in his or her possession;

(c)	Participant has reconciled Participant’s expense account and repaid any Company loans in full; and

(d)	Participant signs (and does not revoke) a General Release that becomes effective no later than the thirtieth (30th) day (or sixtieth (60th) day if a longer period is required by law) after the Participant’s Separation Date (the thirtieth (30th) or sixtieth (60th) day, as applicable, the “Release Deadline Date”).

For any and all purposes under this Plan, the term “employee” does not include a person hired as an independent contractor, leased employee or consultant, even if any such person is subsequently determined to be an “employee” by any governmental or judicial authority.

III.	SEVERANCE BENEFITS

3.1. Base Salary Severance. The Company will pay Participant an amount equal to the Severance Amount, subject to all applicable withholdings and other required deductions. Such severance pay will be paid to Participant in cash, in equal installments on each regularly scheduled payroll date of the Company over a twenty-four (24) month period that runs from the Participant’s Separation Date (the “Severance Period”), commencing payments on the first regularly scheduled payroll date that occurs on or after the Release Deadline Date, with the first payment being equal to the number of regularly scheduled payroll dates that occurred between Participant’s Separation Date and the date of the first payment multiplied by the Participant’s Base Salary rate, provided, however, that in all cases, full payment of the Severance Amount shall be made to the Participant prior to the last day of the second taxable year of the Participant following the taxable year of the Participant’s Termination.

3.2. Health Benefits Continuation. If Participant elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Participant’s Termination for Participant and/or Participant’s spouse and dependents, the Company will pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage (the “Health Benefits”) from the first date on which Participant loses health coverage as an employee of the Company until the earliest of (i) the date that the Company has paid such COBRA premiums for the number of months following the Participant’s Separation Date equal to the Severance Period, (ii) the expiration of Participant’s continuation coverage under COBRA, (iii) the date when Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined), and (iv) the date the Participant commences the receipt of benefits under the Company’s post-retirement health care plan. Notwithstanding the foregoing, if the payments provided in this Section 3.2 would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties, under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder (“PPACA”), the Company may reform this Section 3.2 in such manner as is reasonably necessary to comply with PPACA but to provide Participant the intended benefit hereunder (without causing a violation of Code Section 409A).

3.3. Performance Bonus Severance. Notwithstanding any portion of the Annual Incentive Plan to the contrary, the Company will pay Participant, in lieu of any incentive bonus under the Annual Incentive Plan for the Annual Incentive Plan year (“AIP Year”) in which the Participant’s Termination occurs, the equivalent of a pro rata Annual Incentive Plan bonus (the “Pro Rata Bonus”) based on actual business results for the AIP Year in which the Participant’s Termination occurs. The applicable pro rata amount shall be calculated by multiplying the product of the (i) award that Participant would have earned on the last day of such AIP Year had the Participant remained employed by the Company for the full AIP Year by (ii) the rate of actual achievement of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such AIP Year through the Participant’s Separation Date by twelve (12). The Company will also pay Participant an amount equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to Participant for a completed AIP Year preceding Participant’s Separation Date under the Annual Incentive Plan and which, as of the Participant’s Separation Date, is contingent only upon the continued employment of Participant to a subsequent date (the “Prior Year Bonus”). The Pro Rata Bonus will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, in the year following the AIP Year in which the Participant’s Termination occurs and within thirty (30) days following the date that the payout determination for all Annual Incentive Plan participants is made for the AIP Year. The Prior Year Bonus will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, no later than two and a half (2 1⁄2) months after the end of the AIP Year in which the Participant’s Termination occurs.

3.4. Outplacement. The Company will provide reasonable outplacement services actually used by Participant until such time as Participant accepts other employment, but in no event for more than twenty-four (24) months following the Participant’s Separation Date. In no case will the Company provide a payment to Participant in lieu of these services.

3.5. Termination for Cause, Death or Disability; Voluntary Resignation. If a Participant’s employment is Terminated at any time by the Company for Cause, as a result of Participant’s death or Disability, or by Participant’s voluntary resignation (including voluntary retirement), the Participant (and Participant’s spouse and dependents) shall not be entitled to any severance payments or benefits under the Plan. A Participant’s failure to return from vacation or an approved leave of absence will be considered a voluntary resignation.

3.6. Death after Termination Without Cause or for Good Reason. If a Participant’s employment is Terminated by the Company without Cause or by the Participant for Good Reason, and the Participant dies after executing (and not revoking) the General Release, the Participant’s estate shall be paid the full amount of any unpaid Severance Amount and unpaid Health Benefits (subject to applicable law, including COBRA requirements) as soon as practicable, but not later than the 60th day following the Participant’s death. If a Participant’s employment is Terminated by Company without Cause or by the Executive for Good Reason, and the Participant dies before executing the General Release or before expiration of the General Release, then if the Participant’s estate executes and does not revoke the General Release (or does not revoke the General Release executed by the Participant), the Participant’s estate shall be paid the full amount of any unpaid Severance Amount and unpaid Health Benefits (subject to applicable law, including COBRA requirements) as soon as practicable, but not later than the 60th day following the Participant’s death. In no event shall the Participant’s estate be entitled to the Pro Rata Bonus or Prior Year Bonus Severance.

3.7. Accumulated Benefits. If Participant’s employment Terminates for any reason, the Company will pay Participant (or Participant’s estate, as applicable) in a lump sum in cash within thirty (30) days after the Participant’s Separation Date, to the extent not theretofore paid, an amount equal to the sum of (i) the Participant’s base salary through the Separation Date at the rate in effect as of the Participant’s Separation Date; and (ii) any accrued vacation pay through the Separation Date, both amounts calculated without regard to any decrease giving rise to a Termination for Good Reason.

3.8. Entire Benefit/Mitigation. Any severance payments or benefits provided under this Plan shall be in lieu of any other severance benefits to which Participant may be entitled, whether at law, tort or contract, in equity, or under any other Company plan, practice, policy, program or agreement, whether now existing or hereafter adopted (other than payments made pursuant to or payments in respect of or related to equity awards and/or accelerated vesting of equity awards). In no event will a Participant be entitled to benefits under the Plan that are duplicative of severance benefits provided elsewhere. No Participant will be required to mitigate by seeking other employment the amount of any severance payments and benefits under the Plan. For the avoidance of doubt, any severance payments and benefits provided under the Plan shall not be considered or included as earnings under any benefit plan sponsored or maintained by the Company.

IV.	SECTION 409A

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Plan is hereby designated as a separate payment. The parties intend that all payments and benefits made or to be made under this Plan comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments made or benefits provided in connection with the Participant’s Termination under this Plan and paid on or before the 15th day of the 3rd month following the end of the Participant’s first tax year in which the Participant’s Termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which the Participant’s Termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance payments made or benefits provided in connection with the Participant’s Termination under this Plan shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of the Participant’s 2nd taxable year following the taxable year in which the Participant’s Termination occurs). Notwithstanding the foregoing, if any of the severance payments made or benefits provided in connection with the Participant’s Termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and the Participant is, at the time of the Participant’s Termination, a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), each such payment or benefit will not be made until the first regularly scheduled payroll date of the 7th month after the Participant’s Involuntary Separation (or, if earlier, the date of the Participant’s death) and, on such date (or, if earlier, the date of the Participant’s death), the Participant will receive all payments or benefits that would have been provided during such period in a single lump sum, plus interest accrued at the rate provided in Code Section 1274(b)(2)(B). Any remaining payments or benefits due under the Plan shall be provided as otherwise provided herein. The determination of whether the Participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Termination shall made by the Company in accordance with the terms of Section 409A and the provisions of this Plan. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payment or benefits under the Plan, including, without limitation, under the Code, federal, state or local laws.

V.	EMPLOYMENT STATUS

5.1. Right to Terminate Employment. This Plan shall not be deemed to constitute an employment contract between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant at any time, nor shall it give the Company the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

5.2. Restriction on Re-Employment. If Participant receives severance payments or benefits under the Plan, except as otherwise specifically authorized by the Compensation Committee as an exception to this Section 5.2, Participant shall not provide services to the Company, or apply for, be eligible for or accept a position or an assignment with the Company, whether as an employee, consultant, or in any other capacity. Further, if Participant provides services to, becomes employed by or obtains an assignment with the Company in violation of this Section 5.2, and Participant is subsequently terminated, Participant shall have no right to any additional severance payments or benefits or other remedies as a consequence of such termination pursuant to this Plan.

VI.	CLAIMS AND REVIEW PROCEDURES

6.1. Claims Procedure. Severance payments and benefits will be provided to each Participant in the amount determined hereunder by the Company. If a Participant believes he or she has not been provided with the severance payments or benefits to which he or she is entitled under this Plan, then the Participant may file a claim within thirty (30) days after the later of (i) the Participant’s receipt of the General Release or (ii) the event that, in the Participant’s reasonable opinion, entitles the Participant to receipt of severance payments or benefits under the Plan. The Participant’s claim must be submitted in writing to the Plan Administrator. If the Plan Administrator is also a Participant, the Plan Administrator may file a claim directly with the Compensation Committee and members of the Compensation Committee shall process such claim in accordance with the procedures set forth below. The Plan Administrator will respond to the claim within ninety (90) days after it is received, setting forth the reasons for its determination in writing. If special circumstances require extra time to process a Participant’s claim, the Participant will receive written notice of an extension of the Plan Administrator’s review period and the reasons for it before the end of the initial ninety (90) day period. The extension will not exceed a period of sixty (60) days from the end of the initial ninety (90) day period (for a total of one hundred fifty (150) days). If a Participant does not receive a response to the Participant’s claim within the applicable review period, the Plan Administrator will be deemed to have denied the claim. If the Participant’s request for review is denied, the Participant or Participant’s duly authorized representative may, within sixty (60) days after receiving written notice of such denial or within sixty (60) days of the end of the applicable review period, if the Participant does not receive written notice of denial, file a written appeal with the Compensation Committee setting forth the reasons for disagreeing with the initial determination including any documents or records which support the Participant’s appeal. The Compensation Committee shall respond to this appeal within sixty (60) days after it is received, setting forth the reasons for its determination in writing. If special circumstances require extra time to process a Participant’s appeal, the Participant will receive written notice of an extension of the Compensation Committee’s review period and the reasons for it before the end of the initial sixty (60) day period. The extension will not exceed a period of thirty (30) days from the end of the initial sixty (60) day period (for a total of ninety (90) days). If a Participant does not receive a response to the Participant’s claim within the applicable review period, the Compensation Committee will be deemed to have denied the claim.

6.2. Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator or Compensation Committee, as applicable, shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons unless found by a court of competent jurisdiction to be arbitrary and capricious.

6.3. Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover any payments or benefits under the Plan unless such action is filed within two (2) years of Participant’s receipt of a final adverse determination and unless and until the claimant has: (a) submitted a claim for such payments or benefits, (b) been notified by the Plan Administrator that the payments or benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Compensation Committee, and (d) been notified in writing that the denial has been affirmed.

VII.	PLAN ADMINISTRATION

7.1. Plan Administration and Interpretations. The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to make such rules, regulations and computations and take such other actions to administer the Plan as the Plan Administrator may deem appropriate. The Plan Administrator and Compensation Committee, consistent with their respective powers and obligations as set forth under the terms of the Plan, shall have sole and complete discretion to construe, interpret and administer the terms of the Plan, to make any factual determinations under the Plan, and to determine eligibility for payments or benefits and the amount of any such benefits pursuant to the terms of the Plan. The determinations and constructions of the Plan Administrator and Compensation Committee, consistent with their respective powers and obligations as set forth under the Plan, will be final, binding and conclusive as to all parties, unless found by a court of competent jurisdiction to be arbitrary and capricious.

7.2. Books and Records. The Plan Administrator and others to whom duties are delegated pursuant to the Plan will keep a record of all proceedings and actions and will maintain all such books of account, records and other data as necessary for the proper administration of the Plan.

7.3. Limits of Liability; Indemnification. No person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any person for any action or omission to act taken or omitted in good faith under the Plan. The Company will indemnify and hold harmless any such person against any and all claims, losses, damages, expenses or liabilities arising from any action or inaction with respect to this Plan, except in the case of such person’s willful misconduct.

VIII.	AMENDMENT AND TERMINATION

It is intended that the Plan shall continue from year to year. However, the Board of Directors and the Compensation Committee each reserve the right to modify, amend or terminate the Plan at any time; provided that no amendment or termination adopted after a Participant’s Separation Date may be made that would materially and adversely affect the rights of that Participant without his or her consent (for purposes of clarity, no amendment or termination that occurs prior to a Participant’s Termination shall be considered a material and adverse amendment or termination with respect to that Participant). Any amendment or termination of the Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury Regulations Section 1.409A-3(j)(4).

IX.	MISCELLANEOUS

9.1. Benefits Non-Assignable/Offset/Clawback. Subject to the provisions of Section 3.6, no right or interest of a Participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payments of any debts, judgments, alimony or separate maintenance owed by Participant or any other person, be transferable by operation of law in the event of Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, if Participant is indebted to the Company any time when a payment is to be made to Participant under the provisions of the Plan, the amount of the payment to be made to Participant may be reduced, as determined by the Plan Administrator and subject to applicable law, to the extent of such indebtedness. Any election not to reduce such payment will not constitute a waiver of the claim for such indebtedness. Further, Participant’s severance payments or benefits will cease and/or be subject to repayment, as applicable: (i) if Participant violates or breaches the provisions of the General Release or any other applicable post-employment covenants and restrictions, including, but not limited to, any non-compete, non-disclosure, non-solicitation and/or non-disparagement covenants, or (ii) pursuant to the Company’s Compensation Recovery Policy or similar policy adopted by the Board of Directors. Other provisions of this Plan notwithstanding, no payment under the Plan that constitutes a deferral of compensation under Code Section 409A may be offset against any of Participant’s indebtedness or as a result of any other payment or benefit to Participant if and to the extent that such offset would constitute a change in the time of payment (including as a result of deemed substitution of the indebtedness or other payment or benefit for the deferred compensation) not compliant with Code Section 409A.

9.2. Unfunded Plan. No Participant has any rights under the Plan other than as an unsecured general creditor of the Company. Nothing in this Plan requires the Company to purchase assets or place assets in a trust or other entity or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan, and Participants have no secured interest in or claim on any assets of the Company. The Company may nevertheless place assets in a trust pursuant to one or more trust agreements between the Company and a trustee. The assets of any such trust are subject to the Company’s general creditors and Participants will have no secured interest in or claim on any such assets.

9.3. Entire Agreement; Prior Plans Superseded. This Plan contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, arrangements, programs and plans related to the subject matter hereof that may previously have been offered by, or entered into with, the Company on or prior to the Effective Date.

9.4. Taxes and Withholding. All severance payments and benefits under this Plan will be subject to the withholding of any employment or other taxes that the Company is required to withhold under federal, state or local law.

9.5. Applicable Law. The Plan will be governed by the laws of the State of North Carolina, as determined without regard to the conflict of law principles thereof, except to the extent such laws are preempted by the Employee Retirement Income Security Act of 1974, as amended from time to time, including regulations and guidance issued thereunder (“ERISA”). For purposes of ERISA, this Plan is intended to constitute an unfunded plan for the purpose of providing benefits to a select group of management or highly compensated employees.

9.6. Section Headings. The section headings and captions contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings and captions, will control.

9.7. Severability; Invalidity of Provisions. The invalidity or unenforceability of any particular provision of this Plan will not affect any other provision and the Plan will be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.8. Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.